EXHIBIT 99.1

Southern National Bancorp of Virginia, Inc. Opens Branch Acquired From Millennium Bank in Warrenton, Virginia

MCLEAN, Va., Sept. 28, 2009 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA), the holding company for Sonabank, is now open for business in its newly acquired branch in Warrenton, Virginia on Monday, September 28th. Under a previously announced agreement, Sonabank acquired selected loans and assumed approximately $26.6 million in deposits from Millennium Bank, N.A. Under the agreement, approximately half of the loans were transferred to Sonabank at the end of July, 2009. The remaining loans were transferred on September 25th.

Georgia Derrico, CEO of Sonabank commented, "For all of us at Sonabank, this new branch represents an important return to our roots. Our predecessor bank, Southern Financial Bancorp, was headquartered in Warrenton. Sonabank's administrative center is in Warrenton. Sonabank already has a branch in Warrenton but not downtown. This transaction adds an excellent downtown branch to the Sonabank network. The Sonabank staff is ready to begin calling on existing and potential new clients as soon as the branch re-opens as Sonabank on Monday September 28th." The transaction is expected to be accretive to Sonabank's earnings in the fourth quarter of 2009.

Southern National Bancorp is headquartered in McLean, Virginia and is the holding company for Sonabank.

Sonabank is a $440 million bank Virginia-chartered bank that now operates 8 banking offices in McLean, Herndon, Reston, Leesburg (2), Warrenton (2), Charlottesville and Clifton Forge, Virginia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

CONTACT:  Southern National Bancorp of Virginia, Inc.
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          rporter@sonabank.com
          www.sonabank.com